CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the two Prospectuses and the Prospectus Supplement constituting part of this Post-Effective Amendment No. 2 to the Registration Statement No. 333-17641 on Form S-6 of (1) our report dated February 10, 1998 relating to the financial statements of The Equitable Life Assurance Society of the United States Separate Account FP for the year ended December 31, 1997, and (2) our report dated February 10, 1998 relating to the consolidated financial statements of The Equitable Life Assurance Society of the United States for the year ended December 31, 1997, which reports appear in such Prospectuses and Prospectus Supplement. We also consent to the reference to us under the heading "Accounting and Actuarial Experts" in the two Prospectuses and "Financial Statements" in the Prospectus Supplement.


/s/ Price Waterhouse LLP

Price Waterhouse LLP
New York, New York
April 30, 1998